NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Don Kirkendall, President or Brad Holmes, Investor Relations (832)369-6986

Petro Resources Announces Harry Stout joins
Management Team

Houston - (Market Wire) - June 1, 2007 - Petro Resources Corporation (AMEX:PRC) announced today that Harry Lee Stout has agreed to join the Company, effective June 1, 2007 as Executive Vice President, Chief Financial Officer and General Counsel.

Mr. Stout joins Petro Resources from Petrohawk Energy Corporation where he served as a consultant in areas of contract review, coordination of litigation and the preparation and finalization of derivative oil and gas hedge instruments since August 2006. From 1991 until the merger of KCS Energy into Petrohawk Energy Corporation, he served as President of KCS Energy Services, Inc. where he was responsible for closing more then $400 million in producer finance acquisitions. In addition, he directed and oversaw all legal and marketing matters including derivative oil and gas hedge instruments.

From 1978 until he joined KCS Energy, he served in various senior executive capacities at Florida Gas Transmission, HNG-Internorth Interstate Pipeline Company, Enron Gas Marketing Company, Enron Gas Bank and Minerex Corporation.

Management Comments

Wayne Hall, CEO of Petro Resources said, “Having someone of Harry Stout’s stature and experience on our staff represents a major advancement in the growth of Petro Resources. We look forward to his contributions as we strive to continue to deliver value for our shareholders.”

About Petro Resources

Petro Resources Corporation is independent oil and natural gas company engaged in the acquisition, development and exploitation of properties located in the continental United States. The Company typically takes significant non-operated positions in producing properties where the operator is a company, either public or private, that has significant experience and technical expertise in the region or basin. Our business strategy allows the Company to make acquisitions in many different regions, maintain a balanced portfolio of oil and natural gas and manage risk.

Forward-looking Statements

The statements contained in this press release that are not historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements, without limitation, regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements relate to, among other things: (1) the Company’s proposed exploration and drilling operations on its various properties, (2) the expect production and revenue from its various properties, and (3) estimates regarding the reserve potential of its various properties. These statements are qualified by important factors that could cause the Company’s actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) the Company’s ability to finance the continued exploration and drilling operations on its various properties, (2) positive confirmation of the reserves, production and operating expenses associated with its various properties; and (3) the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006 and the Quarterly Report on Form 10QSB for the three months ended March 31, 2007. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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